EXHIBIT 99.4

Item 2.   Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is management’s discussion and analysis of certain significant factors that have affected our financial condition, results of operations and cash flows during the periods included in the accompanying unaudited consolidated financial statements. This discussion should be read in conjunction with the consolidated financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2007.

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (see Note 1 to Consolidated Financial Statements included as part of this Quarterly Report on Form 10-Q for the period ended March 31, 2008).

We believe that certain accounting policies have the potential to have a more significant impact on our consolidated financial statements, either because of the significance of the consolidated financial statements to which they relate or because they involve a higher degree of judgment and complexity. A summary of such critical accounting policies can be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K for the year ended December 31, 2007.

Forward-Looking Information

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. We makes forward-looking statements in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this Quarterly Report on Form 10-Q that represent our beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates and projections and are not guarantees of future events or results. When used in this report, the words “anticipate,” “estimate,” “believe,” “plan,” “intend,” “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission on March 10, 2008, and in our subsequent Quarterly Reports on Form 10-Q, including this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by us from time to time in its periodic filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by us in this Form 10-Q are qualified by these cautionary statements.

Executive Summary

We are a leading vertically integrated global provider of proprietary trenchless technologies for the rehabilitation, without digging or disruption, of municipal sewer and water and industrial mineral, oil and gas piping systems. Our operations are organized based on differences in products and services, as well as by geographic areas. We operate in three distinct markets: sewer rehabilitation, water rehabilitation and energy and mining services. Within the sewer rehabilitation market, we operate in three distinct geographies: North America, Europe and internationally outside of North America and Europe. While we use a variety of trenchless technologies in many different locations, the majority of our revenues are derived from the Insituform® cured-in-place-pipe (“CIPP”) process in the United States.

We are organized into five reportable segments: North American Sewer Rehabilitation, European Sewer Rehabilitation, Asia-Pacific Sewer Rehabilitation, Water Rehabilitation and Energy and Mining. In 2008, we have been in an organizational transition following the appointment of our new Chief Executive Officer in April. We have also realigned management of certain of our operations and experienced growth in certain previously immaterial operations. As a result, of this appointment and our Chief Executive Officer’s review and assessment of our business operations, and in connection with our regular review and evaluation of our reportable segments, we have identified new reportable segments. We previously had two reportable segments – Rehabilitation and Tite Liner. In connection with the realignment, we divided the Rehabilitation segment into four reportable segments (North American Sewer Rehabilitation, European Sewer Rehabilitation, Asia-Pacific Sewer Rehabilitation and Water Rehabilitation), and renamed the Tite Liner segment as our Energy and Mining segment. Previously reported data has been updated to reflect this change.

We believe that this expanded segment disclosure will provide improved transparency into our business and greater insight into our results. We also believe that this segmentation will be helpful in articulating our strategic direction to our investors.

Our revenues are generated principally in the United States, Canada, The Netherlands, the United Kingdom, France, Switzerland, Chile, Spain, Mexico, Poland, Belgium, India and Romania and include product sales and royalties from our joint ventures in Europe and Asia, and our unaffiliated licensees and sub-licensees throughout the world. The United States remains our single largest market, representing approximately 62.4% of total revenues in the first quarter of 2008, compared to 70.5% of total revenues in the first quarter of 2007. We currently have initiatives under way to reduce further our reliance on the United States sewer rehabilitation market beyond the 810 basis point revenue reduction realized in the first quarter of 2008 as compared to the prior year period. Revenues outside of North America increased by $12.0 million, or 51.7%, in the first quarter of 2008 as compared to the prior year period.

Our long-term strategy consists of: first, expanding our position in the growing and profitable energy and mining sector through organic growth, selective acquisitions of companies, which may be significant in size, and by conducting complimentary product and technology acquisitions; second, growing our water rehabilitation business by leveraging our premier brand and history of successfully innovating and delivering technologies and services; third, expanding all of our businesses in key emerging markets such as Eastern Europe, India and Asia; fourth, streamlining our rehabilitation operations in North America and in Europe by improving project execution, cost management practices, including the reduction of redundant fixed costs, and product mix; and finally, identifying opportunities to streamline key management functions and processes to improve our profitability.

Results of Operations – Three Months Ended March 31, 2008 and 2007

On March 29, 2007, we announced plans to exit our tunneling business in an effort to better align our operations with our long-term business strategy. This business was capital and management intensive and carried a higher risk profile in contracting. It also did not complement our core business of rehabilitation of sewer, water and industrial pipes. We can now reallocate these resources to the development of our Water Rehabilitation Segment, as well as our international and inorganic growth initiatives.

We have classified the results of operations of our tunneling business as discontinued operations for all periods presented. At December 31, 2007, substantially all existing tunneling business activity had been completed.

Corporate expenses previously allocated to our tunneling business have been re-allocated to our five reportable segments, North American Sewer Rehabilitation, European Sewer Rehabilitation, Asia-Pacific Sewer Rehabilitation, Water Rehabilitation, and Energy and Mining, for all periods presented.

Key financial data for each of the segments and periods presented was as follows (dollars in thousands):

	2008	2007	Increase (Decrease)
Three Months Ended March 31,
Revenues	$ 125,928	$ 114,982	$ 10,946	9.5%
Gross profit	26,886	20,383	6,503	31.9
Gross margin	21.4%	17.7%	3.7%
Operating expenses	23,631	24,186	(555)	(2.3)
Operating income (loss)	3,255	(3,803)	7,058	185.6
Operating margin	2.6%	(3.3)%	5.9%
Net income (loss) from continuing operations	2,030	(3,288)	5,318	161.7%

Overview

Consolidated net income (loss) from continuing operations was $5.3 million higher in the first quarter of 2008 than in the first quarter of 2007. The increase in consolidated net income for the first quarter of 2008 was principally due to higher revenues in rehabilitation segments, coupled with stronger gross profit margins in our rehabilitation businesses as a result of operational improvements. In addition, operating expenses decreased in the first quarter of 2008 as compared to the first quarter of 2007.

In the first quarter of 2007, we experienced pervasive weakness throughout our U.S. sewer rehabilitation operations. In addition, we experienced project performance issues on certain jobs related to project management, unforeseen geographical conditions and operational inefficiencies. This market weakness, coupled with project performance issues, led to a sharp decline in results from prior periods, which has been progressively improving in subsequent quarters.

In the first quarter of 2008, results in our North American Rehabilitation segment were generally weak, while results in our Energy and Mining segment were generally strong. The weakness in the municipal spending market continued to negatively impact our North American Rehabilitation segment results, while strength in the oil, mining and gas industries favorably impacted our Energy and Mining segment results. Market anomalies between the segments are typically independent of each other, unless a macroeconomic event affects both the water and wastewater rehabilitation markets, and the oil, mining and gas markets. Geographical anomalies within each segment are highlighted below. Anomalies exist for a variety of reasons, including, but not limited to, local economic conditions, weather-related issues and levels of government funding.

Our first quarter 2008 results include $0.5 million of expenses recorded during the quarter in connection with a proxy contest initiated by a dissident stockholder group. In total, we currently anticipate spending approximately $1.3 million related to this matter.

North American Sewer Rehabilitation Segment

Key financial data for our North American Sewer Rehabilitation segment was as follows (dollars in thousands):

	2008	2007	Increase (Decrease)
Three Months Ended March 31,
Revenues	$ 81,054	$ 82,873	$ (1,819)	(2.2)%
Gross profit	16,390	11,796	4,594	38.9
Gross margin	20.2%	14.2%	6.0%
Operating expenses	15,149	17,481	(2,332)	(13.3)
Operating income (loss)	1,241	(5,685)	6,926	121.8
Operating margin	1.5%	(6.9)%	8.4%

Revenues
According to internal market analysis and various market surveys, projections for spending in the U.S. sewer rehabilitation market in 2008 indicate that the market will be flat to slightly down as compared to 2007. We have already responded to these conditions by realigning our cost structure to improve profitability going forward. Our 2007 first quarter operating results were poor. Since that time we have reduced our crew capacity to fit the market demand and eliminated field support costs, as well as reduced corporate costs. We improved our overall operating margins in North America throughout 2007 as result of these actions.

Revenues decreased by 2.2% in our North American Sewer Rehabilitation segment in the first quarter of 2008 to $81.1 million from $82.9 million in the first quarter of 2007, primarily due to the flat market.

Contract backlog improved to $174.2 million at March 31, 2008 compared to $160.0 million at December 31, 2007. This represents an increase of $14.2 million, or 8.9%, quarter over quarter.

Gross Profit and Gross Margin
North American Sewer Rehabilitation gross profit increased by $4.6 million, or 38.9%, in the first quarter of 2008 compared to the first quarter of 2007 primarily due to improved margins. This was primarily due to improved cost management practices, slightly improved pricing and somewhat increased medium and large diameter installations, which typically produce higher margins than small diameter installations. As mentioned earlier, our results were very poor in the first quarter of 2007 in North America, due to a variety of reasons, including competitive pricing pressures, poor productivity, installation problems in several geographic regions and a high level of small diameter installations with lower margins. Competitive pricing pressures were particularly felt in the first quarter of 2007. We began experiencing a downturn of bidding in the market in the second half of 2006 and early 2007, creating increased pricing pressure from heightened competition.

In addition, a substantial portion of the revenues in 2007 came from backlog that had reduced margins caused by lower market pricing which resulted from increased competitive pressures. As mentioned earlier, the U.S. sewer rehabilitation market experienced a downturn in 2007, due to a number of factors, including decreased federal and state funding for underground pipeline infrastructure projects. The gross profit margin percentage increased by 6.0 margin points to 20.2% in the first quarter of 2008 from 14.2% in the first quarter of 2007.

Operating Expenses
Operating expenses decreased by 13.3% in the first quarter of 2008 compared to the first quarter of 2007 primarily due to more effective cost management. Operating expenses, as a percentage of revenues, were 18.7% in the first quarter of 2008 compared to 21.1% in the first quarter of 2007. As a result of cutting costs, we have been able to reallocate funds to our strategic initiatives. We continue to cut costs and foresee this trend continuing throughout 2008 and into 2009.

Operating Income (Loss) and Operating Margin
Improved gross profit, combined with lower operating expenses, combined for a $6.9 million increase in operating income in the first quarter of 2008 compared to the first quarter of 2007. North American Sewer Rehabilitation operating margin, which is operating income (loss) as a percentage of revenue, improved to 1.5% in the first quarter of 2008 compared to (6.9)% in the first quarter of 2007.

European Sewer Rehabilitation Segment

Key financial data for our European Sewer Rehabilitation segment was as follows (dollars in thousands):

	2008	2007	Increase (Decrease)
Three Months Ended March 31,
Revenues	$ 25,610	$ 20,448	$ 5,162	25.2%
Gross profit	4,720	3,683	1,037	28.2
Gross margin	18.4%	18.0%	0.4%
Operating expenses	5,655	4,677	978	20.9
Operating loss	935	994	(59)	(5.9)
Operating margin	(3.7)%	(4.9)%	1.2%

Revenues
Revenues in our European Sewer Rehabilitation segment increased by $5.2 million during the first quarter of 2008 compared to the first quarter of 2007. Revenues in Europe were favorably impacted by strengthening European currencies against the U.S. dollar. In addition, we experienced revenue increases from our operations in the United Kingdom and the Netherlands. As part of our strategy of international diversification, the growth of this segment is a large driver in the company-wide 770 basis point increase in revenues outside of North America as a percentage of total revenues.

Contract backlog in this segment has increased by 9.5% compared to December 31, 2007 and by 14.5% compared to March 31, 2007 due primarily to increases in Eastern Europe.

Gross Profit and Gross Margin
Gross profit increased by $1.0 million during the first quarter of 2008 compared to the first quarter of 2007. During the quarter, we faced execution issues in Poland and tough market conditions in Switzerland that negatively affected gross profit. Despite these issues, gross margin improved to 18.4% compared to 18.0%.

Operating Expenses
Operating expenses increased by $1.0 million during the first quarter of 2008 compared to the first quarter of 2007 due to strengthening European currencies against the U.S. dollar and restructuring costs in Switzerland. Operating expenses, as a percentage of revenues decreased to 22.1% in the first quarter of 2008 compared to 22.9% in the first quarter of 2007.

Operating Loss and Operating Margin
Operating loss decreased by $0.1 million during the first quarter of 2008 compared to the first quarter of 2007. Europe operating margin, which is operating loss as a percentage of revenue, increased by 1.2 margin points to (3.7) % in the first quarter of 2008 compared to (4.9)% in the first quarter of 2007.

Asia-Pacific Sewer Rehabilitation Segment

Key financial data for our Asia-Pacific Sewer Rehabilitation segment was as follows (dollars in thousands):

	2008	2007	Increase (Decrease)
Three Months Ended March 31,
Revenues	$ 1,539	$ –	$ 1,539	n/a
Gross profit	481	–	481	n/a
Gross margin	31.3%	n/a	31.3%
Operating expenses	316	–	316	n/a
Operating income	165	–	165	n/a
Operating margin	10.7%	n/a	10.7%

Revenues
Revenues in our Asia-Pacific Sewer Rehabilitation segment reached $1.5 million in the first quarter of 2008. This segment of our business is a start-up and did not record any business during the first three months of 2007. This segment of our company consists mainly of our business in India and product sales and royalties throughout the region. As mentioned previously, the growth of our International operations contributed to the Company-wide 770 basis point increase of revenues outside of North America as a percentage of total revenues during the first quarter of 2008 compared to the first quarter of 2007.

Gross Profit and Gross Margin
Gross profit reached $0.5 million in the first quarter of 2008. Gross margin was 31.3% in the first quarter of 2008.

Operating Expenses
Operating expenses were $0.3 million in the first quarter of 2008. Operating expenses, as a percentage of revenues, were 20.5% in the first quarter of 2008. These expenses were primarily attributable to management and administrative costs of the new business unit. We are continuing our business development efforts in international markets, which will require us to dedicate resources to these efforts.

Operating Income and Operating Margin
Operating income was $0.2 million in the first quarter of 2008. Operating margin was 10.7% in the first quarter of 2008.

Water Rehabilitation Segment

Key financial data for our Water Rehabilitation segment was as follows (dollars in thousands):

	2008	2007	Increase (Decrease)
Three Months Ended March 31,
Revenues	$ 1,873	$ –	$ 1,873	n/a
Gross profit (loss)	61	(62)	123	198.4%
Gross margin	3.3%	n/a
Operating expenses	662	355	307	86.6
Operating loss	601	417	184	44.2
Operating margin	(32.1)%	n/a

Revenues
Revenues from our Water Rehabilitation segment reached $1.9 million in the first quarter of 2008. This segment of our business is a start-up and did not record any revenue during the first quarter of 2007. Total contract backlog for this segment increased by $3.7 million, or 176.2%, in the first quarter as compared to December 31, 2007 and by $5.0 million, or 621.5% compared to March 31, 2007. The expansion in this segment is in furtherance of our strategy of geographic and product diversification, aimed at reducing our dependency on the North American Sewer Rehabilitation market and minimizing the impact of market downturns, which we experienced in 2007.

Gross Profit and Gross Margin
During the first quarter of 2008, gross profit increased by $0.1 million, or 198.4%, compared to the first quarter of 2007. In addition, our gross margin percentage reached 3.3% for the same period. Our gross profit margins have been lower than those in our other reporting segments due to the low level of revenue and higher fixed costs.  Many of our early-stage contracts have been performed in pursuit of validation of our newly-developed technologies.  Gross profit margins should begin to improve as this business grows.

Operating Expenses
Operating expenses in our water rehabilitation segment increased by $0.3 million in the first quarter of 2008 compared to the first quarter of 2007. We are continuing our focus on business development efforts in the water markets, which will require us to dedicate additional resources to these efforts. As a percentage of revenues, operating expenses were 35.3% in the first quarter of 2008.

Operating Loss and Operating Margin
Operating loss was $0.2 million higher in the first quarter of 2008 compared to the first quarter of 2007. Operating margin for the first quarter of 2008 was (32.1)%.

Energy and Mining Segment

	2008	2007	Increase (Decrease)
Three Months Ended March 31,
Revenues	$ 15,852	$ 11,661	$ 4,191	35.9%
Gross profit	5,234	4,966	268	5.4
Gross margin	33.0%	42.6%	(9.8)%
Operating expenses	1,849	1,673	176	10.5
Operating income	3,385	3,293	92	2.8
Operating margin	21.4%	28.2%	(6.9)%

Revenues
Revenues for our Energy and Mining segment increased by 35.9% in the first quarter of 2008 compared to the first quarter of 2007. This increase was primarily driven by strong growth in South America. Specifically, we worked on two large projects in South America during the first quarter of 2008. Revenues in Canada more than doubled from the fourth quarter of 2007 to the first quarter of 2008. As revenues in the fourth quarter of 2007 were at recent historical lows, we anticipate that revenue in the first quarter of 2008 will be more indicative of volume over the next few quarters. In addition, we continued our project in China, earning $0.3 million during the quarter. Unlike in our Rehabilitation segments, revenues in our Energy and Mining segment are responsive to the oil, gas and mining industries, which have all been strong in recent quarters. Substantially all of our Energy and Mining revenues are derived from customers in these sectors and, as such, the market conditions are unlike that of our Rehabilitation segments.

Contract backlog for this segment remains near historical highs at $32.2 million, and this operating segment should continue to see strong demand for its services due to the continued historically high commodity pricing levels, such as oil, gas and mining products.

Gross Profit and Gross Margin
Gross profit increased from the prior year quarter by 5.4%, while gross margin percentage decreased from the prior year quarter to 33.0% from 42.6%. The decrease in gross margin percentage was partially due to work performed in South America in the first quarter of 2008 at a lower margin than work performed in other areas of the world. In the first quarter of 2007, results were favorably impacted by large gains realized from project closeouts of $1.3 million in South America and Africa. The gross margin level experienced in the first quarter of 2008 is more in line with the normal range of expectations, while still subject to variability due to different market prices in various locations throughout the world.

Operating Expenses
Operating expenses increased by $0.2 million in the first quarter of 2008 compared to the first quarter of 2007, due principally to additional project management staffing to support the ongoing geographic expansion initiatives. As a percentage of revenue, operating expenses were 11.7% in the first quarter of 2008 compared to 14.3% in the first quarter of 2007, due principally to the significant growth experienced in the current year.

Operating Income and Operating Margin
Operating income was 2.8% higher in the first quarter of 2008 compared to the first quarter of 2007 due to the higher revenue throughout, albeit at lower gross margins. Operating margin, which is operating income as a percentage of revenue, decreased to 21.4% in the first quarter of 2008 compared to 28.2% in the first quarter of 2007.

Other Income (Expense)

Interest Income
Interest income was $0.8 million in the first quarter of 2008 compared to $0.9 million in the first quarter of 2007. Compared to the prior-year period, the fluctuations were primarily driven by interest rates on deposits.

Interest Expense
Interest expense decreased by $0.3 million in the first quarter of 2008, compared to the prior year period, primarily related to the payment of our Senior Notes, Series A, in February 2007.

Other Income
Other income was essentially flat in the first quarter of 2008 compared to the same period in 2007. The primary component of other income in the first quarter of 2008 included gains of $1.1 million on the disposition of non-core property and equipment. Likewise, gains of $0.5 million were recorded on dispositions of non-core property and equipment in the first quarter of 2007.

Taxes on Income (Tax Benefits)

Taxes on income increased by $1.8 million in the first quarter of 2008, as compared to the prior year period, due to an increase in income before taxes. Our effective tax rate was 29.5% in the first quarter of 2008, compared to 19.5% in the corresponding period in 2007. The rate was lower in 2007 due to pre-tax losses in several taxing jurisdictions.

Equity in Losses of Affiliated Companies

Equity in losses of affiliated companies in the first quarter of 2008 and 2007 was $0.4 million and $0.3 million, respectively. We have recently invested in start-up joint ventures in Hong Kong and Australia, and losses have been incurred in the early stages of start-up.

Loss from Discontinued Operations, Net of Tax

On March 29, 2007, we announced plans to exit our tunneling business in an effort to better align our operations with our long-term business strategy. In the years leading up to 2007, operating results in the tunneling business caused us to divert cash away from our pursuit of international and inorganic growth. The tunneling business also was management intensive. The closure has enabled us to realign our management structure and reallocate management resources to implement our long-term strategy.

We have classified the results of operations of our tunneling business as discontinued operations for all periods presented.  Substantially all existing tunneling business activity had been completed in early 2008.

Revenues from discontinued operations were $5.6 million and $16.0 million in the first quarter of 2008 and 2007, respectively. Losses from discontinued operations, net of income taxes, were $0.1 million and $12.0 million in 2008 and 2007, respectively. The lower activity in discontinued operations was due to the winding down of the business. In the first quarter of 2007, we recorded $16.8 million of non-recurring exit charges.

Contract Backlog

Contract backlog is our expectation of revenues to be generated from received, signed and uncompleted contracts, the cancellation of which is not anticipated at the time of reporting. Contract backlog excludes any term contract amounts for which there is not specific and determinable work released and projects where we have been advised that we are the low bidder, but have not formally been awarded the contract. The following table sets forth our consolidated backlog by segment:

Backlog	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007
(in millions)
North American Sewer Rehabilitation	$ 174.2	$ 160.0	$ 164.7	$ 155.3	$ 152.3
European Sewer Rehabilitation	39.0	35.6	41.6	35.6	34.1
Asia-Pacific Sewer Rehabilitation	34.4	35.1	0.0	–	–
Water Rehabilitation	5.8	2.1	2.0	2.2	0.8
Energy and Mining	32.2	26.2	16.3	12.5	14.5
Total	$ 285.6	$ 259.0	$ 224.6	$ 205.6	$ 201.7

Although backlog represents only those contracts that are considered to be firm, there can be no assurance that cancellation or scope adjustments will not occur with respect to these contracts.

Liquidity and Capital Resources

Cash and Equivalents

	March 31, 2008	December 31, 2007
	(in thousands)
Cash and cash equivalents	$ 88,783	$ 78,961
Restricted cash	2,781	2,487

Restricted cash held in escrow relates to deposits made in lieu of retention on specific projects performed for municipalities and state agencies or advance customer payments in Europe.

Sources and Uses of Cash
We expect the principal use of funds for the foreseeable future will be for capital expenditures, working capital, debt servicing and investments. In the first quarter of 2008, capital expenditures were primarily for equipment used for our steam-inversion process and replacement of older equipment, primarily in the United States. In addition to these normal, recurring capital expenditures, we expect an increase in capital expenditures over the next few quarters as we invest in crew resources for our Indian joint venture and our Insituform Blue® projects.

Our primary source of cash is operating activities. Besides operating activities, we occasionally borrow under our line of credit to fund operating activities, including working capital investments. Information regarding our cash flows for the three months ended March 31, 2008 and 2007 is discussed below and is presented in our consolidated statements of cash flows contained in this report. Despite the relative flatness in the rehabilitation market expected in 2008, we expect operating cash flows to increase as compared to 2007 as a result of improved profitability. This improved cash flow, coupled with existing cash balances, should be sufficient to fund our operations in 2008. As such, we do not believe flatness in the U.S. sewer rehabilitation market to have a material impact on our liquidity.

Cash Flows from Operations
Operating activities provided $8.2 million in the first three months of 2008 compared to $3.7 million used in the first three months of 2007. We had $2.0 million in net income from continuing operations in the first three months of 2008 compared to a net loss of $3.3 million in the prior year period. Changes in operating assets and liabilities provided $4.7 million in the first three months of 2008 compared to $3.2 million used in the same period last year. Compared to December 31, 2007, net accounts receivable at March 31, 2008, including retainage and costs and estimated earnings in excess of billings (unbilled receivables), decreased by $2.2 million, prepaid expenses and other assets increased by $1.5 million and accounts payable and accrued expenses decreased by $4.3 million. Depreciation and amortization was slightly lower in the first three months of 2008 compared to the first three months of 2007 as a result of a lower level of fixed assets in 2008.

Days sales outstanding (“DSOs”) from continuing operations increased by three days to 102.1 at March 31, 2008 from 99.1 at December 31, 2007. DSOs are essentially flat as compared to 100.0 at March 31, 2007. DSOs have generally increased over the last two years due to enhanced customer requirements for project documentation for billings. Additionally, payment cycles have generally lengthened. Notwithstanding these issues, we are targeting reductions in DSOs and a corresponding improvement in liquidity over the next few quarters as our realignment and process optimization strategies come to fruition.

Cash Flows from Investing Activities
In the first three months of 2008, cash used by investing activities included $3.1 million in capital expenditures. Capital expenditures were primarily for equipment used for our steam-inversion process and replacement of older equipment, primarily in the United States. In the first three months of 2007, $4.2 million was spent on capital expenditures primarily related to equipment used for our steam-inversion process, and replacement of older equipment, primarily in the United States. In addition, $1.4 million was invested in the remodeling of an existing facility to be our new headquarters in Chesterfield, Missouri. In the first three months of 2008, investing activities used $2.5 million compared to $4.1 million in the first three months of 2007.

Cash Flows from Financing Activities
In the first three months of 2008, cash used in financing activities was $0.7 million compared to $10.8 million in the first three months of 2007. During the first quarter of 2007, we made the final amortization payment of $15.7 million on our Senior Notes, Series A.  Net cash of $0.7 million was used via notes payable repayments in the first three months of 2008.

Long-Term Debt

Our total indebtedness as of March 31, 2008 consisted of our $65.0 million Senior Notes, Series 2003-A, due April 24, 2013, and $0.4 million of other notes related to the financing of certain insurance premiums. Our total indebtedness at December 31, 2007 consisted of our $65.0 million Senior Notes, Series 2003-A, due April 24, 2013, and $1.1 million of other notes related to the financing of certain insurance premiums.

Under the terms of our Senior Notes, Series 2003-A, an early prepayment of the notes could cause us to incur a “make-whole” payment to the holder of the notes. Renegotiation of new covenants has typically required the payment of fees to the noteholders.  At March 31, 2008, this make-whole payment would have approximated $11.7 million.

As of March 31, 2008, we were in compliance with all of our debt covenants. We had no debt covenant violations in 2008 or 2007. We anticipate being in compliance with all of our debt covenants over the next 12 months.

We believe we have adequate resources and liquidity to fund future cash requirements and debt repayments with cash generated from operations, existing cash balances, additional short- and long-term borrowing and the sale of assets for the next twelve months. We expect cash generated from operations to improve going forward due to increased profitability and improved working capital management initiatives.

Disclosure of Contractual Obligations and Commercial Commitments

We have entered into various contractual obligations and commitments in the course of our ongoing operations and financing strategies. Contractual obligations are considered to represent known future cash payments that we are required to make under existing contractual arrangements, such as debt and lease agreements. These obligations may result from both general financing activities or from commercial arrangements that are directly supported by related revenue-producing activities. Commercial commitments represent contingent obligations, which become payable only if certain pre-defined events were to occur, such as funding financial guarantees. See Note 9 to the consolidated financial statements contained in this report for further discussion regarding our commitments and contingencies.

The following table provides a summary of our contractual obligations and commercial commitments as of March 31, 2008 (in thousands). This table includes cash obligations related to principal outstanding under existing debt agreements and operating leases.

Payments Due by Period
Cash Obligations(1)(2)(3)(4)	Total	2008	2009	2010	2011	2012	Thereafter
Long-term debt	$ 65,000	$ -	$-	$-	$-	$-	$65,000
Interest on long-term debt	23,380	4,251	4,251	4,251	4,251	4,251	2,125
Operating leases	22,854	7,510	6,278	3,618	2,155	1,395	1,898
Total contractual cash obligations	$ 111,234	$ 11,761	$10,529	$7,869	$6,406	$5,646	$69,023

(1)
Cash obligations are not discounted. See Notes 6 and 9 to the consolidated financial statements contained in this report regarding our long-term debt and credit facility, commitments and contingencies and financings, respectively.

(2)	Resin supply contracts are excluded from this table. See “Commodity Risk” under Part I, Item 3 of this report for further discussion.

(3)
As of March 31, 2008, we had no outstanding borrowings on our $35.0 million credit facility. The available balance was $19.6 million, and the commitment fee was 0.2%. The remaining $15.4 million was used for non-interest bearing letters of credit, $14.5 million of which was collateral for insurance and $0.9 million of which was collateral for work performance.

(4)
Liabilities related to Interpretation No. 48, Accounting for Uncertainty in Income Taxes, have not been included in the table above because we are uncertain as to if or when such amounts may be settled.

Off-Balance Sheet Arrangements

We use various structures for the financing of operating equipment, including borrowings, operating and capital leases, and sale-leaseback arrangements. All debt is presented in the balance sheet. Our contractual obligations and commercial commitments are disclosed above. We also have exposure under performance guarantees by contractual joint ventures and indemnification of our surety. However, we have never experienced any material adverse effects to our consolidated financial position, results of operations or cash flows relative to these arrangements. All of our unconsolidated joint ventures are accounted for using the equity method. We have no other off-balance sheet financing arrangements or commitments. See Note 9 to our consolidated financial statements contained in this report regarding commitments and contingencies.

Recently Adopted Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, which defines fair value, establishes a framework for consistently measuring fair value under GAAP and expands disclosures about fair value measurements. We adopted the provisions of SFAS No. 157 on January 1, 2008. The adoption of this statement did not have a material impact on our consolidated financial position or results of operations. See Note 10 to our consolidated financial statements contained in this report regarding our derivative financial instruments.

In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure eligible items at fair value at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 was effective for the on January 1, 2008. However, as is permissible, we have not elected to apply its provisions to any of our financial assets and financial liabilities.